Exhibit 99.1

FORESTAR REPORTS FISCAL 2025 SECOND QUARTER RESULTS

ARLINGTON, Texas (Business Wire) - April 17, 2025 — Forestar Group Inc. (“Forestar”) (NYSE: FOR), a leading national residential lot developer, today reported financial results for its second fiscal quarter ended March 31, 2025.

Fiscal 2025 Second Quarter Highlights
All comparisons to the prior year quarter

•Net income totaled $31.6 million or $0.62 per diluted share
•Pre-tax income of $40.7 million
•Consolidated revenues increased 5% to $351.0 million
•Residential lots sold increased 4% to 3,411 lots
•Owned and controlled 105,900 lots at March 31, 2025
•Return on equity of 10.7% for the trailing twelve months ended March 31, 2025
•Book value per share increased 11% to $32.36
•Issued $500 million of 6.50% senior unsecured notes due 2033
•Completed a tender offer to purchase $329.4 million of existing 3.85% senior unsecured notes due 2026

Financial Results
Net income for the second quarter of fiscal 2025 decreased 30% to $31.6 million, or $0.62 per diluted share, compared to $45.0 million, or $0.89 per diluted share, in the same quarter of fiscal 2024. Pre-tax income for the quarter decreased 31% to $40.7 million from $58.9 million in the same quarter of fiscal 2024. Revenues for the second quarter increased 5% to $351.0 million from $333.8 million in the same quarter of fiscal 2024.

For the six months ended March 31, 2025, net income decreased 42% to $48.1 million, or $0.94 per diluted share, compared to $83.2 million, or $1.65 per diluted share, in the same period of fiscal 2024. Pre-tax income for the six months ended March 31, 2025 decreased 43% to $62.6 million from $110.1 million in the same period of fiscal 2024. Revenues for the first six months of fiscal 2025 decreased 6% to $601.3 million from $639.7 million in the same period of fiscal 2024.

The Company’s return on equity was 10.7% for the trailing twelve months ended March 31, 2025. Return on equity is calculated as net income for the trailing twelve months divided by average stockholders’ equity, where average stockholders’ equity is the sum of ending stockholders’ equity balances of the trailing five quarters divided by five.

Operational Results
Lots sold during the second quarter increased 4% to 3,411 lots compared to 3,289 lots in the same quarter of fiscal 2024. During the second quarter of fiscal 2025, Forestar sold 910 lots to customers other than D.R. Horton, Inc. (“D.R. Horton”) compared to 184 lots in the prior year quarter. Lots sold to customers other than D.R. Horton in the current year quarter included 362 lots that were sold to a lot banker who expects to sell those lots to D.R. Horton at a future date.

Lots sold during the six months ended March 31, 2025 decreased 11% to 5,744 lots compared to 6,439 lots in the same period of fiscal 2024. During the six months ended March 31, 2025, 1,131 lots were sold to customers other than D.R. Horton compared to 500 lots in the same period of fiscal 2024. Lots sold to customers other than D.R. Horton in the current year six-month period included 362 lots that were sold to a lot banker who expects to sell those lots to D.R. Horton at a future date compared to 124 lots in the prior year period.

The Company’s lot position at March 31, 2025 was 105,900 lots, of which 68,400 were owned and 37,500 were controlled through land and lot purchase contracts. Lots owned at March 31, 2025 included 9,500 that were fully developed. Of the Company’s owned lot position at March 31, 2025, 25,400 lots, or 37%, were under contract to be sold, representing approximately $2.3 billion of future revenue. Another 19,200 lots, or 28%, of the Company’s owned lots were subject to a right of first offer to D.R. Horton based on executed purchase and sale agreements at March 31, 2025.

Capital Structure, Leverage and Liquidity
Forestar ended the quarter with $174.3 million of unrestricted cash and $617.7 million of available borrowing capacity on its senior unsecured revolving credit facility for total liquidity of $792.0 million. In March 2025, the Company issued $500 million of 6.50% senior unsecured notes due 2033. A portion of the net proceeds was used to fund a tender offer to purchase $329.4 million of 3.85% senior unsecured notes due 2026.

Debt at March 31, 2025 totaled $872.5 million, with no senior note maturities until fiscal 2026. The Company’s net debt to total capital ratio at the end of the quarter was 29.8%. Net debt to total capital consists of debt net of unrestricted cash divided by stockholders’ equity plus debt net of unrestricted cash.

Outlook
Donald J. Tomnitz, Chairman of the Board, said, “The Forestar team delivered increased revenues and lot deliveries compared to the prior year quarter and further strengthened its balance sheet by increasing liquidity and extending the Company’s debt maturity profile. However, home affordability constraints and declining consumer confidence continue to impact the pace of new home sales, resulting in a slower than expected start to the spring selling season.

“Based on our fiscal year-to-date results and current market conditions, we are updating our guidance for fiscal 2025. We now expect to deliver between 15,000 and 15,500 lots generating $1.5 billion to $1.55 billion of revenue compared to our prior guidance of between 16,000 and 16,500 lots generating $1.6 billion to $1.65 billion of revenue.

“Forestar is uniquely positioned to consistently provide essential finished lots to the homebuilding industry. Our strong balance sheet and liquidity give us the flexibility to operate effectively through changing market conditions. We expect to continue aggregating significant market share, supported by our substantial operating platform, strategic relationship with D.R. Horton and $2.3 billion of contracted future revenue. We will maintain our disciplined approach to capital allocation while positioning Forestar for growth and enhancing long-term value for our shareholders.”

Conference Call and Webcast Details
The Company will host a conference call today (Thursday, April 17) at 11:00 a.m. Eastern Time. The dial-in number is 888-506-0062, the entry code is 865137, and the call will also be webcast from the Company’s website at investor.forestar.com.

Third Quarter Conference Call
The Company plans to release financial results for its third quarter ended June 30, 2025 on Tuesday, July 22, 2025 before the market opens. The Company will host a conference call that morning at 11:00 a.m. Eastern Time. Details on how to access the conference call will be available at a later date.

About Forestar Group Inc.
Forestar Group Inc. is a residential lot development company with operations in 65 markets and 24 states. Based in Arlington, Texas, the Company delivered more than 14,300 residential lots during the twelve-month period ended March 31, 2025. Forestar is a majority-owned subsidiary of D.R. Horton, the largest homebuilder by volume in the United States since 2002.

Forward-Looking Statements

Portions of this document may constitute “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Although Forestar believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. All forward-looking statements are based upon information available to Forestar on the date this release was issued. Forestar does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements in this release include we now expect to deliver between 15,000 and 15,500 lots, generating $1.5 billion to $1.55 billion of revenue; Forestar is uniquely positioned to consistently provide essential finished lots to the homebuilding industry; our strong balance sheet and liquidity give us the flexibility to operate effectively through changing market conditions; we expect to continue aggregating significant market share, supported by our substantial operating platform, strategic relationship with D.R. Horton and $2.3 billion of contracted future revenue; and we will maintain our disciplined approach to capital allocation while positioning Forestar for growth and enhancing long-term value for our shareholders.

Factors that may cause the actual results to be materially different from the future results expressed by the forward-looking statements include, but are not limited to: the effect of D.R. Horton’s controlling level of ownership on us and the holders of our securities; our ability to realize the potential benefits of the strategic relationship with D.R. Horton; the effect of our strategic relationship with D.R. Horton on our ability to maintain relationships with our customers; the cyclical nature of the homebuilding and lot development industries and changes in economic, real estate and other conditions; the impact of significant inflation, higher interest rates or deflation; supply shortages and other risks of acquiring land, construction materials and skilled labor; the effects of public health issues such as a major epidemic or pandemic; the impacts of weather conditions and natural disasters; health and safety incidents relating to our operations; our ability to obtain or the availability of surety bonds to secure our performance related to construction and development activities and the pricing of bonds; the impact of governmental policies, laws or regulations and actions or restrictions of regulatory agencies; our ability to achieve our strategic initiatives; continuing liabilities related to assets that have been sold; the cost and availability of property suitable for residential lot development; general economic, market or business conditions where our real estate activities are concentrated; our dependence on relationships with national, regional and local homebuilders; competitive conditions in our industry; obtaining reimbursements and other payments from governmental districts and other agencies and timing of such payments; our ability to succeed in new markets; the conditions of the capital markets and our ability to raise capital to fund expected growth; our ability to manage and service our debt and comply with our debt covenants, restrictions and limitations; the volatility of the market price and trading volume of our common stock; our ability to hire and retain key personnel; and the strength of our information technology systems and the risk of cybersecurity breaches and our ability to satisfy privacy and data protection laws and regulations. Additional information about issues that could lead to material changes in performance is contained in Forestar’s annual report on Form 10-K and its most recent quarterly report on Form 10-Q, both of which are or will be filed with the Securities and Exchange Commission.

Contact
Chris Hibbetts, 817-769-1860
Vice President of Finance & Investor Relations
InvestorRelations@forestar.com

FORESTAR GROUP INC.
Consolidated Balance Sheets
(Unaudited)

	March 31, 2025	September 30, 2024
	(In millions, except share data)
ASSETS
Cash and cash equivalents	$174.3	$481.2
Real estate	2,759.4	2,266.2
Investment in unconsolidated ventures	—	0.3
Property and equipment, net	7.1	7.1
Other assets	101.9	85.3
Total assets	$3,042.7	$2,840.1
LIABILITIES
Accounts payable	$70.0	$85.9
Accrued development costs	122.9	144.6
Earnest money on sales contracts	212.1	172.3
Deferred tax liability, net	74.9	67.5
Accrued expenses and other liabilities	44.4	68.3
Debt	872.5	706.4
Total liabilities	1,396.8	1,245.0
EQUITY
Common stock, par value $1.00 per share, 200,000,000 authorized shares, 50,823,800 and 50,653,637 shares issued and outstanding at March 31, 2025 and September 30, 2024, respectively	50.8	50.7
Additional paid-in capital	667.8	665.2
Retained earnings	926.3	878.2
Stockholders' equity	1,644.9	1,594.1
Noncontrolling interests	1.0	1.0
Total equity	1,645.9	1,595.1
Total liabilities and equity	$3,042.7	$2,840.1

FORESTAR GROUP INC.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2025	2024	2025	2024
	(In millions, except per share amounts)
Revenues	$351.0	$333.8	$601.3	$639.7
Cost of sales	271.8	250.7	467.2	483.7
Selling, general and administrative expense	38.4	29.2	74.3	57.2
Equity in earnings of unconsolidated ventures	—	—	(0.6)	—
Interest and other income	(1.0)	(5.0)	(3.3)	(11.3)
Loss on extinguishment of debt	1.1	—	1.1	—
Income before income taxes	40.7	58.9	62.6	110.1
Income tax expense	9.1	13.9	14.5	26.9
Net income	$31.6	$45.0	$48.1	$83.2

Basic net income per common share	$0.62	$0.90	$0.95	$1.66
Weighted average number of common shares	50.8	50.1	50.8	50.1

Diluted net income per common share	$0.62	$0.89	$0.94	$1.65
Adjusted weighted average number of common shares	51.0	50.6	51.1	50.5

FORESTAR GROUP INC.
Revenues, Residential Lots Sold and Lot Position

	REVENUES
	Three Months Ended March 31,		Six Months Ended March 31,
	2025	2024	2025	2024
	(In millions)
Residential lot sales:
Development projects	$338.9	$323.1	$579.9	$626.6
Lot banking projects	8.0	0.7	13.1	0.7
Decrease in contract liabilities	—	2.1	1.2	2.8
	346.9	325.9	594.2	630.1
Deferred development projects	—	1.7	—	3.0
	346.9	327.6	594.2	633.1
Tract sales and other	4.1	6.2	7.1	6.6
Total revenues	$351.0	$333.8	$601.3	$639.7

	RESIDENTIAL LOTS SOLD
	Three Months Ended March 31,		Six Months Ended March 31,
	2025	2024	2025	2024
Development projects	3,334	3,280	5,625	6,430
Lot banking projects	77	9	119	9
	3,411	3,289	5,744	6,439

Average sales price per lot (1)	$101,700	$98,400	$103,200	$97,400

			LOT POSITION
			March 31, 2025	September 30, 2024
Lots owned			68,400	57,800
Lots controlled under land and lot purchase contracts			37,500	37,300
Total lots owned and controlled			105,900	95,100

Owned lots under contract to sell to D.R. Horton			24,700	20,500
Owned lots under contract to customers other than D.R. Horton			700	500
Total owned lots under contract			25,400	21,000

Owned lots subject to right of first offer with D.R. Horton based on executed purchase and sale agreements			19,200	17,200
Owned lots fully developed			9,500	6,300
_____________
(1)Excludes any impact from change in contract liabilities.